EXHIBIT 99

                      C-PHONE CORPORATION ANNOUNCES WINDING
                    DOWN OF ITS VIDEOCONFERENCING OPERATIONS
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     THE COMPANY WILL CONSIDER STRATEGIC ALTERNATIVES INCLUDING LIQUIDATION
                                  - - - - -

WILMINGTON, NC -- NOVEMBER 20, 2000 -- C-PHONE CORPORATION (NASDAQ: "CFON") today announced that it is winding down its videoconferencing operations. In addition, it announced that it was laying off about one third of its 32 employees. The Company plans to sell its remaining inventory and attempt to license its technology while considering strategic alternatives such as a business combination or a complete liquidation of the Company.

         Paul Albritton, President and CEO, stated "We have not been successful in generating sufficient revenues to cover our operating costs in spite of cost cutting moves earlier in the year. For the past several months, we have worked with one potentially significant customer on a joint development project which would have included a strategic investment in C-Phone by that customer. However, that customer has not been successful in obtaining the financing necessary to move forward with the project. In addition, we have worked with several other potential customers to provide a new lower cost product primarily targeted to the security and healthcare markets. However, our ability to obtain the funding necessary to bring this product to market and continue our current operations has been severely limited due to our stock price, the expected delisting of our common stock from the Nasdaq SmallCap Market as previously announced, and general market conditions."

         C-Phone Corporation provides state-of-the-art video communications products for general business and the security, education and healthcare markets. Information on the Company and its products can be found at www.cphone.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including among others those identified in C-Phone's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000 and C-Phone's Quarterly Report on Form 10-QSB for the fiscal quarter ended August 31, 2000, as well as factors such as future economic conditions, the ability to sell its remaining assets, the ability to license its technology, the ability to attract potential business suitors and the ability to obtain additional financial resources. C-Phone undertakes no obligation


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to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of other unanticipated events.


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